American Mutual
Holding Company

                                                                    Exhibit 99.2

                                                  For More Information, Contact:
                      Jonna LaToure, Sr. Vice President-Corporate Communications
                                                       AMHC/AmerUs Life Holdings
                                                                    515/557-3910


                         AMERICAN MUTUAL HOLDING COMPANY
                     COMPLETES DEMUTUALIZATION, CHANGES NAME


DES MOINES, Iowa (September 20, 2000) -- American Mutual Holding Company, the majority shareholder of AmerUs Life Holdings, Inc. (NYSE: AMH) announced that its demutualization is effective today. The demutualization was part of the company's plan of conversion that also included the merger of AmerUs Life Holdings with and into American Mutual Holding Company. The name of the surviving publicly-traded company is AmerUs Group Co., and its stock is traded on the New York Stock Exchange under the current symbol (NYSE: AMH). Current shareholders will exchange their shares for shares of AmerUs Group on a one-for-one basis.

AmerUs Group is in the process of distributing its stock, cash or policy credits, currently valued at nearly $800 million, to its eligible members.

"Our new, demutualized structure provides several important benefits. First, we now have a greatly simplified corporate structure. Second, we are distributing
17.4 million shares of stock to our members and no longer have a single controlling owner. Finally, our liquidity is enhanced since the number of shares publicly-traded has more than doubled. We believe this will create long-term value for our shareholders," said Roger K. Brooks, chairman, president and CEO of AmerUs Group.

AmerUs Group is a publicly-traded Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 49 states, the District of Columbia and the U.S. Virgin Islands. Its wholly-owned subsidiaries include AmerUs Life Insurance Company, Delta Life Corporation, and its operating subsidiary, Delta Life and Annuity Company, and AmVestors Financial Corporation, located in Topeka, Kansas, with two wholly-owned operating subsidiaries -- American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company. As of June 30, 2000, the company's total assets were $11.0 billion and shareholders' equity totaled $755.4 million.

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